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Exhibit 21.1

Subsidiaries of the Registrant

Bank subsidiary

        Heritage Bank of Commerce — State of Incorporation, California

Non-bank subsidiaries of Heritage Bank of Commerce

        CSNK Working Capital Finance Corp. — State of Incorporation, California

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  Exhibit 21.1